Exhibit 5.1

+1 202 663 6000 (t)

+1 202 663 6363 (f)

wilmerhale.com

June 12, 2013

Thermo Fisher Scientific Inc.

81 Wyman Street

Waltham, Massachusetts 02451

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Thermo Fisher Scientific Inc., a Delaware corporation (the “Company”) in connection with: (i)(a) the entry by the Company into those certain letter agreements (the “Initial Forward Sale Agreements”), dated June 6, 2013, with each of JPMorgan Chase Bank, National Association, London Branch and Barclays Bank PLC (each, a “Forward Purchaser” and collectively, the “Forward Purchasers”) and (b) the entry by the Company into those certain letter agreements (the “Additional Forward Sale Agreements” and together with the Initial Forward Sale Agreements, the “Forward Sale Agreements”), dated June 10, 2013, with each of the Forward Purchasers, pursuant to which the Company may issue up to an aggregate of 29,590,643 shares of common stock, par value $1.00 per share, (the “Common Stock” of the Company (the “Forward Settlement Shares”) and (ii) the entry by the Company into that certain Underwriting Agreement (the “Underwriting Agreement”), dated June 6, 2013, with J.P. Morgan Securities LLC and Barclays Capital Inc., as representatives to the several underwriters named in Schedule A thereto (collectively, the “Underwriters”) and J.P. Morgan Securities LLC and Barclays Capital Inc., each as agent for its respective affiliated Forward Purchaser (collectively, the “Forward Sellers”), in connection with the sale by the Forward Sellers and purchase by the Underwriters of 25,730,994 shares of Common Stock and the grant by the Company to the Underwriters of the option to purchase up to an additional 3,859,649 shares of Common Stock solely to cover over-allotments.

As such counsel, we have assisted in the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-3 (File No. 333-187080) under the Securities Act of 1933, as amended (the “Securities Act”), on March 6, 2013 (the “Registration Statement”) and the prospectus dated March 6, 2013 (the “Base Prospectus”), as supplemented by the preliminary prospectus supplement dated June 5, 2013 (the “Preliminary Prospectus Supplement”), and the prospectus supplement dated June 6, 2013 (the “Prospectus Supplement”).

We have examined and relied upon corporate or other proceedings of the Company regarding the authorization of the execution and delivery of the Forward Sale Agreements, the Underwriting Agreement, the Registration Statement, the Base Prospectus, the Preliminary Prospectus Supplement and the Prospectus Supplement. We have also examined and relied upon originals or

Thermo Fisher Scientific Inc.

June 12, 2013

copies, certified or otherwise identified to our satisfaction, of such other corporate records of the Company, such other agreements and instruments, certificates of public officials, officers of the Company and other persons, and such other documents, instruments and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.

In our examination of the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all individual signatories, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of such original documents, and the completeness and accuracy of the corporate records of the Company provided to us by the Company.

We also express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware. We express no opinion herein with respect to compliance by the Company with securities or “blue sky” laws of any state or other jurisdiction of the United States or of any foreign jurisdiction. In addition, we express no opinion and make no statement herein with respect to the antifraud laws of any jurisdiction.

On the basis of, and subject to the foregoing, we are of the opinion that the Forward Settlement Shares have been duly authorized for issuance and, when the Forward Settlement Shares are issued and paid for in accordance with the terms and conditions of the Forward Sale Agreements, the Forward Settlement Shares will be validly issued, fully paid and nonassessable.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions and is rendered as of the date hereof, and we disclaim any obligation to advise you of any change in any of the foregoing sources of law or subsequent developments in law or changes in facts or circumstances that might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K to be filed on or about June 11, 2012, which Form 8-K will be incorporated by reference into the Registration Statement and to the use of our name therein and in the related Base Prospectus, Preliminary Prospectus Supplement and Prospectus Supplement under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours, WILMER CUTLER PICKERING HALE AND DORR LLP

By:	/s/ Erika L. Robinson
Erika L. Robinson, a Partner